CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”	Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made effective as of January 19, 2010 by and between CAPITAL GOLD CORPORATION, a Delaware corporation with offices at 76 Beaver Street, 14th Floor, New York, NY 10005 (the “Company”), and JOHN BROWNLIE, an individual residing at 6040 Puma Ridge, Littleton, Colorado 80124 (the “Executive” and together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Executive has been for a number of years an executive level employee in the gold mining field; and

WHEREAS, the Company and Executive are parties to the Engagement Agreement, effective on October 1, 2008, as amended on January 1, 2009 (the “Engagement Agreement”); and

WHEREAS, the Parties agree that the Engagement Agreement is hereby terminated;

WHEREAS, the Company desires to hire Executive as a full-time employee; and

WHEREAS, the Company and the Executive mutually intend to set forth herein the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

1.            Employment and Term.

(a)           Employment. Effective on the Effective Date as hereinafter defined, the Company hereby employs the Executive as President and Chief Operating Officer and the Executive hereby accepts such employment with the Company, for the Term set forth in Paragraph 1(b).

(b)           Term. This Agreement shall be effective on January 19, 2010 (the “Effective Date”).  The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and end on January 19, 2013, subject to consecutive one-year extension(s) unless either the Company or the Executive provides written notice of termination to the other Party not later than thirty (30) days prior to the scheduled expiration of the Term as then in effect.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

2.           Duties.  During the period of employment as provided in Paragraph 1(b) hereof, the Executive shall serve as President and Chief Operating Officer of the Company, reporting to the Board of Directors, and shall perform duties consistent with his position and such other duties, not inconsistent therewith, as may be assigned from time to time by the Board of Directors.  At the Effective Date, the duties of Executive shall include, among other things, serving as the President of Minera Santa Rita, S.A. de C.V., a subsidiary of the Company incorporated in Mexico.  The Executive shall devote his entire business time and best skills and efforts (reasonable sick leave and vacations as described below excepted) to the performance of his duties under this Agreement. Executive further agrees that he will, without any additional compensation thereof, serve in such executive officer capacities with respect to the Company and any present or future subsidiaries and Affiliated corporations and divisions as may from time to time be reasonably designated by the Board of Directors of the Company.

3.	Base Salary.

(a)           For services performed by the Executive for the Company pursuant to this Agreement during the period of employment as provided in Paragraph 1(b), the Company shall pay the Executive a base salary (“Annual Fee”) which shall initially be at the rate of Two Hundred Seventy-Five Thousand ($275,000) Dollars per year payable in equal monthly installments;

(b)           Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Company or which may be otherwise authorized from time to time by the Board of Directors (or an appropriate committee thereof) shall be in addition to the base salary to which the Executive shall be entitled under this Agreement;

(c)           Upon the execution of this Agreement, Executive shall receive a payment of $375,000 for services rendered to the Company which have assisted the Company in achieving the following: (i) a significant increase in the Company’s shares price; (ii) listing of the Company’s stock on the NYSE AMEX; (iii) a term sheet with Standard Bank Plc with respect to a US$15 million Senior Secured Revolving Loan and Term Loan Facility; (iv) a reverse split of the company’s common stock; and (v) the Company having been positioned to become a growth gold mining company through mergers and acquisitions and new mine construction, such as Saric; and

(d)           Executive shall receive an additional *** payment upon consummation of ***.

(e)           Executive shall receive stock options (the “Options”) to purchase 2,000,000 shares of common stock of the Company at a price of $0.89 per share for a period of five years, which shall vest as follows:

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(i) 666,667 on January 19, 2011;

(ii) 666,667 on January 19, 2012

(iii) 666, 666 on January 19, 2013.

4.            Other Benefits. In addition to the base salary to be paid to the Executive pursuant to Paragraph 3 hereof, the Executive shall also be entitled to the following:

(a)           Bonus; Participation in Plans.

(i)              Executive shall be eligible for any annual incentive bonus opportunity offered by the Company to executive officers of the Company at Executive’s level.  the amount of this bonus, as well as the criteria necessary to earn a bonus, may be changed at any time by the Company and shall be within the sole discretion of the Company. All bonuses paid pursuant to this Agreement will be subject to applicable withholdings and deductions, if applicable.  If applicable, the bonus shall be paid no earlier than fifteen (15) days and no later than ninety (90) days after the Company’s fiscal year end for which the bonus is earned.  In the event of any conflict between this Agreement and any incentive bonus plan adopted by the Company for its officers and employees, this Agreement shall control.  The amount of this bonus, as well as the criteria necessary to earn a bonus, may be changed at any time by the Company and shall be within the sole discretion of the Company.

A.                In the event Executive’s employment terminates for Cause pursuant to Section 6(c) hereof, prior to the last day of the fiscal year for which the bonus applies, Executive shall not be entitled to any unpaid bonus for such fiscal year by reason of such bonus not being earned, vested due or owing.  Executive hereby forfeits and waives any such unpaid bonus.

B.                In the event Executive’s employment terminates without Cause or for Good Reason, pursuant to Section 6(c) below, prior to the last day of the fiscal year for which the bonus applies, Executive will be entitled to a bonus on a pro rated for the period form the beginning of that fiscal year to the date of termination and such bonus shall be payable no later than Sixty (60) days following such termination.

(ii)           The Executive shall also participate in the various benefit plans, which shall be created by the Company and in force by the end of the calendar year ending December 31, 2010, including any qualified pension, 401(k), profit sharing and other retirement plans, non-qualified retirement and deferred compensation plans, disability, medical, group life insurance, supplemental life insurance coverage, business travel insurance, sick leave, and other similar retirement and welfare benefit plans, programs and arrangements.  The foregoing does not in any way limit the Company’s right to amend or terminate any benefit plan at any time in its discretion.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(b)           Vacation.  The Executive shall be entitled to vacation of four (4) weeks for each full year of employment which shall be taken by Executive upon prior notice to the Board of Directors of the Company in accordance with the Company’s policies applicable to senior executives.  The Executive will also be entitled to paid time off for all holidays recognized by the Company and for sick days and personal days in accordance with the Company’s policies.

(c)           Expense Reimbursement.  The Company shall pay or reimburse the Executive, upon a proper accounting, for reasonable business expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement in accordance with the normal policy of the Company for senior executives.

(d)           Technology Equipment.  The Company shall provide to Executive a Company cell phone, and, if appropriate, a Blackberry, laptop computer and such other equipment required to properly conduct his responsibilities.  Upon the termination of Executive’s employment with the Company for any reason, Executive will return the cell phone and all such other equipment to the Company.

(e)           Vehicle Use.  Without limiting the generality of the foregoing, the Company shall provide Executive with vehicles located on site the Company’s property in Sonora, Mexico for use by Executive in connection with the Company’s business.  The Company shall also reimburse Executive for the expense of gasoline, parking and tolls incurred while on Company business in accordance with the Company’s expense reimbursement policies.  Executive may not utilize any vehicle owned by the Company for personal use unrelated to Executive’s duties under the Agreement.

5.           Covenants of the Employee.  In order to induce the Company to enter into this Agreement, the Executive hereby agrees as follows:

(a)            Termination of Engagement Agreement.  Executive hereby agrees that the Engagement Agreement shall be terminated on the date hereof.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(b)       Confidentiality. The Executive acknowledges that by virtue of his employment hereunder he will have access to Confidential Information (as defined below) of the Company and that the communication of such Confidential Information to third parties could irreparably injure the business of the Company. Accordingly, the Executive agrees that he will treat and safeguard as confidential and secret all Confidential Information received by him at any time and that without the prior written consent of the Company, except as required by law, he will not disclose or reveal any of the Confidential Information to any third party whatsoever or use the same in any manner except as required in the ordinary course of performing duties hereunder.  For purposes of the Agreement, “Confidential Information” shall include, but not be limited to, the whole or any portion or phase of (i) any confidential, or proprietary or trade secret, technical, business, marketing or financial information, whether pertaining to (1) the Company or its Affiliates, (2) its or their suppliers, or (3) any third party which the Company or its Affiliates is under an obligation to keep confidential including, but not limited to, strategies, analysis, concepts, ideas, or plans; operating techniques; demographic and trade area information; prospective site locations know-how; improvements; discoveries, developments; designs, techniques, procedures; methods; machinery, devices; drawings; specifications; forecasts; new products; research data, reports, or records; marketing or business development plans, strategies, analysis, concepts or ideas; contracts; general financial information about or proprietary to the Company, including, but not limited to, unpublished financial statements, budgets, projections, licenses, and costs; pricing; personnel information; and any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to the Company’s business, all of which the Executive expressly acknowledges and agrees shall be confidential and proprietary information belonging to the Company, and includes information of that type acquired by the Company which Executive had knowledge of prior to accepting employment with the Company by virtue of his prior relationship with the Company pursuant to the Engagement Agreement.  Upon termination of his employment with the Company, the Executive shall return to the Company all documents, photographs, recorded or memory devices, papers and other property relating to the Company, containing Confidential Information, together with any copies thereof.

(c)           Records. All papers, books and records of every kind and description relating to the business and affairs of the Company, or any of its Affiliates, whether or not prepared by the Executive, other than personal notes prepared by or at the direction of the Executive, shall be the sole and exclusive property of the Company, and the Executive shall surrender them to the Company at any time upon request by the Board of Directors of the Company.  As used herein, the term “Affiliate” means any party that controls, is controlled by or is under common control with another party as evidenced by the ownership of fifty percent (50%) or more of the other party’s voting equity or other ability to control the policies of the other party.

(d)        Covenants against Competition.  In consideration of the Company’s agreement to employ the Executive and enter into this Agreement, the Executive agrees that during the period of Executive’s employment with the Company and terminating Thirty (30) days after the Executive’s Date of Termination as defined below (the “Non-Competition Period”), Executive shall not, directly or indirectly, either alone or in association with others, without the prior written approval of the Chairman of the Board of Directors:

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”
(i)  Engage in a “Competing Business’’ in the “Territory”, as those terms are defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Executive holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business. “Competing Business” shall mean any business that mines or produces minerals which is competitive with the business of the Company or any of its Affiliates, as conducted or under development at any time during the term of engagement.  “Territory” shall mean anywhere in the state of Sonora, Mexico.  The provisions of this Section 5(c)(i) will not restrict Executive from owning less than five percent of the outstanding stock of a publicly-traded corporation engaged in a Competing Business;

(ii)  Acquire, lease or otherwise obtain or control any beneficial, direct or indirect interest in mineral rights, or other rights or lands necessary to develop, any mineral property in which the Company or any of its Affiliates at the time of termination has a beneficial interest or is actively seeking to acquire, or that is within a distance of five (5) kilometers from any point on the outer perimeter of any such property in which the Company or any of its Affiliates has a beneficial interest or that it is seeking to acquire;

(iii)  Conduct any exploration or production activities or otherwise work on or in respect of any mineral property within a distance of five (5) kilometers from any point on the outer perimeter of any mineral property in which the Company or any of its affiliates then has a beneficial interest or is actively seeking to acquire (Paragraph 5(c)(ii)-(iii) collectively, the “Business”);

(iv)  (a) Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person’s or entity’s attempt to compete with the Company or any of its Affiliates, in any business carried on by the Company or any of its Affiliates during the period in which Executive was employed by the Company, any suppliers, independent contractors, vendors, or other business associates of the Company or any of its Affiliates that were existing or identified prospective suppliers, independent contractors, vendors, or business associates during such period, or (b) otherwise interfere in any way in the relationships between the Company or any of its Affiliates and their suppliers, independent contractors, vendors, and business associates;

(v)  in any manner whatsoever, request, solicit, encourage or assist any employee, officer or director of the Company to terminate their relationship with the Company or any of its Affiliates, or join with any of them after the termination by any of them of any such relationship in any direct or indirect capacity in the Business or in any activities competitive with the Business, or attempt to do any of the foregoing.

(e)           Disparaging Statements.  At all times during and after Executive’s employment, Executive shall not either verbally, in writing, electronically or otherwise (i) make any derogatory or disparaging statements about the Company, any of its Affiliates, any of their respective officers, directors, shareholders, employees and agents, or any of the Company’s current or past customers and employees, or (ii) make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Company or any of its Affiliates or otherwise interfere with the business of the Company or any of its Affiliates.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(f)           Enforcement.  The Executive agrees and warrants that the covenants contained herein are reasonable, that valid consideration has been and will be received therefor and that the agreements set forth herein are the result of arms-length negotiations between the parties hereto. The Executive recognizes that the provisions of this Paragraph 5 are vitally important to the continuing welfare of the Company, and its Affiliates, and that any violation of this Paragraph 5 could result in irreparable harm to the Company and its Affiliates for which money damages would constitute a totally inadequate remedy.  Accordingly, in the event of any such violation by the Executive, the Company and its Affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to obtain an injunction or other equitable relief restraining any action by the Executive in violation of this Paragraph 5 without posting any bond therefor, and Executive will not claim as a defense thereto that the Company has an adequate remedy at law.  If any of the restrictions or activities contained in this Paragraph 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.  Executive acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to Executive and in addition Company may recover monetary damages.  [In the event a court requires posting of a bond, the Parties agree to a maximum $5,000 bond.  Executive further acknowledges that his duties under this Paragraph 5, shall survive termination of this Agreement for a period of one (1) year from such termination, unless otherwise provided in this Agreement.  The Parties further agree that the provisions of Paragraph 5 are separate from and independent of the remainder of this Agreement and that Paragraph 5 is specifically enforceable by the Company notwithstanding any claim made by Executive against the Company.

6.            Termination.

(a)           Unless earlier terminated in accordance with the following provisions of this Paragraph 6, the Company shall continue to employ the Executive and the Executive shall remain employed by the Company during the entire Term as set forth in Paragraph 1(b). Paragraph 7 hereof sets forth certain obligations of the Company in the event that the Executive’s employment hereunder is terminated. Certain capitalized terms used in this Paragraph 6 and for Paragraph 7 hereof are defined in Paragraph 6(d) below.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

 (b)           Death or Disability.  Except to the extent otherwise expressly stated herein, including without limitation, as provided in Paragraph 7(a) with respect to certain post-Date of Termination payment obligations of the Company, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive’s death or in the event that the Executive becomes disabled.  “Disability” shall mean the inability of Executive effectively to substantially provide the services hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  At any time and from time to time, upon reasonable request therefor by the Company, the Executive shall submit to reasonable medical examination(s) for the purpose of determining the existence, nature and extent of any such disability. The Company shall promptly give the Executive written notice at the address provided in Paragraph 10 of any such determination of the Executive’s disability and of the decision of the Company to terminate the Executive’s employment by reason thereof. In the event of disability, until the Date of Termination the base salary payable to the Executive under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Company.

 (c)           Notification of Discharge for Cause or Resignation.  In accordance with the procedures hereinafter set forth, the Company may discharge the Executive from his employment hereunder for Cause and the Executive may resign from his employment hereunder for Good Reason or otherwise.  Any discharge of the Executive by the Company for Cause or resignation by the Executive for Good Reason shall be communicated by a Notice of Termination to the Executive (in the case of discharge) or the Company (in the case of resignation) given in accordance with Paragraph 10 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is to be other than the date of receipt of such notice, specifies the termination date (which date shall in all events be within ten (10) days after the giving of such notice).  No purported termination of the Executive’s employment for Cause shall be effective without a Notice of Termination.  The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstances in enforcing the Executive’s rights hereunder.  Executive may resign without Good Reason upon not less than sixty (60) days prior written notice of termination.

(d)           Definitions.  For purposes of this Paragraph 6 and for Paragraph 7 hereof, the following capitalized terms shall have the meanings set forth below:

(i)           “Accrued Obligations” shall mean any fees and any reasonable and necessary business expenses incurred by Executive in connection with his services (less any applicable withholdings and deductions), all due and payable to him through the date of the termination of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(ii)           “Cause” shall mean (a) the Executive’s intentional theft, unauthorized appropriation or embezzlement of money or property of the Company; the Executive’s intentional perpetration, participation in or attempted perpetration of fraud on the Company or its subsidiaries or Affiliates; (b) the Executive’s intentional and material failure to perform any of his duties under this Agreement, after written notice, delivered in accordance with Paragraph 10 hereof, specifically setting forth the failure(s) and providing thirty (30) days to cure such failure. Notwithstanding the foregoing, after the Company in good faith has sent two (2) such notices in the aggregate during the Term of this Agreement, the Company will no longer be required to send notice and, upon the subsequent occurrence of any of the omissions or commissions described in this Paragraph 6(d)(ii) the Company then may discharge Executive for “Cause”; (c) the Executive’s conviction of any crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to the Company or its reputation; or Executive is convicted of a felony; (d) the Executive’s use of illegal drugs or the excessive use of alcohol which materially interferes with the performance of his obligations under this Agreement, and continues after written warning; or (e) the Executive’s commission of any willful or intentional act which materially injures the reputation, business or any business relationship of the Company or its employees.

(iii)           “Date of Termination” shall mean (A) in the event of a discharge of the Executive by the Company for Cause or a resignation by the Executive for Good Reason, the date the Executive (in the case of discharge) or the Company (in the case of resignation) receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of the Executive without Cause or a resignation by the Executive without Good Reason, the date the Executive (in the case of discharge) or the Company (in the case of resignation) receives notice of such termination of employment, (C) in the event of the Executive’s death, the date of the Executive’s death, and (D) in the event of termination of the Executive’s employment by reason of disability pursuant to Paragraph 6(a), the date the Executive receives written notice of such termination.

(iv)           “Good Reason” shall mean any of the following; (A) any failure by the Company to comply with any material provision of this Agreement which is not remedied by the Company or the Company failing to diligently commence to cure within thirty (30) days after receipt of written notice thereof specifically setting forth the failure given by the Executive in accordance with Paragraph 10; (B) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or (C) a dispute in good faith by Executive of the existence of a Good Reason.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

7.         Obligations of the Company and Executive Upon Termination.

(a)       Discharge for Cause, Resignation without Good Reason, Death or Disability.  In the event of a discharge of the Executive for Cause or resignation by the Executive without Good Reason, or in the event this Agreement terminates pursuant to Paragraph 6(a) by reason of the death or disability of the Executive, other than a death or disability occurring whilst Executive is performing its duties for the Company pursuant hereto:

(i)           the Company shall pay all Accrued Obligations to the Executive, or to his heirs or estate in the event of the Executive’s death, in a lump sum in cash within thirty (30) days after the Date of Termination; and

(ii)          the Executive, or his beneficiary, heirs or estate in the event of the Executive’s death, shall be entitled to receive all benefits accrued by him as of the Date of Termination under the Qualified Plans (as defined under the Employee Retirement Income Security Act of 1974, as amended) and all other qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans and arrangements; and

(iii)         all other obligations of the Company hereunder shall cease forthwith.

(b)       Discharge without Cause, Resignation for Good Reason or Death or Disability occurring whilst performing services for the Company.  Except as provided in Paragraph 7(c) hereof, if the Executive is discharged other than for Cause, the Executive is terminated from death or disability occurring whilst performing services for the Company, or the Executive resigns with Good Reason:

(i)       the Company shall pay to the Executive or his beneficiary, heirs or estate a cash termination payment equal to the greater of (x) Executive’s Annual Fee in effect upon the date of termination; or (y) so long as the current term is greater than one year, the balance of Annual Fees remaining in the then current term of the Agreement, payable in equal monthly  installments beginning in the month following Executive’s termination.  Such termination payments shall cease immediately in the event Executive violates any provision of Paragraph 5 herein.  In addition, the Company shall pay Executive or his beneficiary, heirs or estate any Accrued Obligations to the date of termination and payable in a lump sum, less any applicable holdings and deductions, as soon as administratively practicable (but in no event later than Sixty (60) days) following Executive’s termination;

(ii)  the Executive or his beneficiary, heirs or estate shall be entitled to receive all benefits accrued by him as of the Date of Termination under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans;

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(iii)           all other obligations of the Company hereunder shall cease forthwith.

(iv)           Notwithstanding anything to the contrary contained in this Paragraph 7(b):

(A)           If Executive would not have a separation from service within the meaning of Section 409A(a)(2)(A)(i) (“Separation From Service”) of the Internal Revenue Code of 1986, as amended (the “Code”), and as a result of such termination of engagement would receive any payment that, absent the application of this Paragraph 7(d), would be subject to additional tax imposed pursuant to Section 409A(a) of the Code, then such payment shall instead be payable on the date that is the earliest of (1) Executive’s Separation From Service, (2) the date Executive becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code), (3) Executive’s death, or (4) such other date as will not result in such payment being subject to such additional tax; and if

(B)           Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six months after Executive’s Separation From Service that, absent the application of this Paragraph 7(d)(B), would be subject to additional tax imposed pursuant to Section 409A(a) of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (1) six months after Executive’s Separation From Service, (2) Executive’s death, or (3) such other date as will not result in such payment being subject to such additional tax.

(C)           It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(D)           In the event that a payment or benefit payable under this Paragraph 7(b) is subject to the additional tax imposed by Section 409A of the Code, and Executive has not been uncooperative in any attempts of the Company to amend this Agreement to avoid such additional tax, Company shall (at Executive’s option) pay directly, or reimburse Executive for such additional tax and any interest and penalty related thereto (the “409A Amounts”) within 10 days of Executive’s submission to Company of the taxing authority’s determination of amounts due (which determination must be submitted by Executive to the Company within thirty (30) days of receipt by Executive), and in the case of Executive’s payment, evidence of such payment.  At the same time as Company’s payment or reimbursement, Company shall pay Executive a gross-up amount to cover income, excise, and other applicable taxes on the 409A Amounts and on the gross-up amount (before this further gross-up).  For purposes of calculating the gross-up amounts for taxes, Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal, and foreign tax laws for which the payment is made.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(c)           Termination Upon a Change of Control.  Executive shall be entitled to the rights set forth in the Agreement Regarding Change in Control annexed hereto as Annex I.

(d)           Return of Property. In each event the Executive shall immediately return to the Company any vehicle made available by the Company and any other property of the Company in the Executive’s possession.

8.           Indemnification. The Company shall pay the cost of defending the Executive to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Executive of services for, or action of the Executive as an officer or employee of the Company, or of any other person or enterprise at the request of the Company.  The Company shall also pay all judgments, awards, settlement amounts and fines associated with the foregoing.  Legal cost and expenses incurred in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in a timely manner in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of the Executive to repay said amount unless it shall ultimately be determined that the Executive is entitled to be indemnified by the Company for such legal fees and related costs; provided, however, that this arrangement shall not apply to (i) a non-derivative action commenced by the Company against the Executive or (ii) any matter attributable to actions taken by Executive in bad faith or for purposes other than the best interest of the Company.  The foregoing shall be in addition to any indemnification rights the Executive may have by law, charter, by-law or otherwise. Company shall have the right to select counsel to defend the Executive, subject to Executive’s approval, which approval shall not be unreasonably withheld.  If the Company assumes responsibility for the defense of an action brought against the Executive, the Executive: (i) may not agree to any settlement without the Company’s prior written approval and (ii) will fully cooperate with the Company’s efforts in defense of the matter.

9.           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company.

10.         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, or by nationally recognized courier, addressed as follows:

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(a)	if to the Company, to:
Capital Gold Corporation
76 Beaver Street, 14th Floor
New York, NY 10005
Tel. No. (212) 344-5158
Fax. No. (212) 344-4537
Attention: Chairman of the Board of Directors

With a copy which shall not constitute notice to:

Ellenoff Grossman & Schole, LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Tel. No. (212) 370-1300
Fax. No. (212) 370-7889
Attention: Barry I. Grossman

(b)	if to the Executive, to:
John Brownlie
6040 Puma ridge
Littleton, CO 80124
Tel. No. (303) 862-8688
Email: bluesky6040@aol.com

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

11.       Assignment.  This Agreement may be assigned by the Company to any Affiliate engaged in the Business or to a purchaser of all or substantially all of the assets of the Company.  No payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

12.       Arbitration.  Except for any proceeding seeking equitable remedies in respect hereof, any dispute, controversy, question, claim or alleged breach arising out of, or relating to, this Agreement shall be resolved by arbitration as set forth herein below. Any such controversy, question, claim or alleged dispute shall be submitted to arbitration upon written notice of either party to the other, which notice shall, in reasonable detail, set forth the controversy, question, claim or alleged breach.  Such party may then commence an arbitration with respect thereto pursuant to the rules of the American Arbitration Association (“AAA”) to be held in New York City, New York before an arbitrator to be selected by the AAA.  The decision(s) of the arbitrator shall be final and binding and may not be appealed to any court of competent jurisdiction, or otherwise, except upon claim of fraud or corruption as by law provided however, that implementation of such decision(s) shall in no way be delayed or otherwise impaired pending the outcome of any such appeal. Judgment upon the award rendered in such arbitration may be entered by any court having jurisdiction thereof. [The non-prevailing party does hereby covenant and agree to promptly pay, and the arbitrator shall be obliged to award to the prevailing party, one hundred (100%) percent of all reasonable legal fees and reasonable costs incurred by the prevailing party.]  The parties agree that attorneys that represented a respective party as to this Agreement may represent such party in any subsequent arbitration or legal proceeding authorized hereunder.

13.           Execution in Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original by when taken together shall constitute one and the same instrument, and each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be delivered by the Parties by facsimile or other electronic transmission.

14.           Governing Law; Choice of Forum.  This Agreement shall be governed in all respects and for all purposes by the internal laws of the State of Virginia without the effect of the principles of conflicts of law.   The federal or state courts situated in the City and County of New York shall have exclusive jurisdiction in any action or proceeding arising out of or relating to this Agreement, whether to compel arbitration, to seek injunctive or equitable relief or to enforce any order or award obtained in arbitration.  Each of the Parties hereby agrees to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

15.           Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement, which shall remain in full force and effect and the parties will act in good faith to seek to amend this Agreement so as to render the invalid or unenforceable provisions valid and enforceable while retaining the original intent and meaning of such provision to the maximum extent possible.

16.            Prior Understandings. This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except by writing, signed by each of the Parties. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

17.           Waivers.  No waiver of any provision of this Agreement will be effective unless in writing and signed by the party to be charged therewith.  No single waiver shall constitute a subsequent waiver of the same or any other provision hereof.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”
18.          Interpretation.  This Agreement has been subject to negotiation by the Parties with the assistance of counsel and shall not be interpreted by or for either of them by reason of authorship.  All Paragraph headings used in this Agreement are for convenience of reference only and shall have no legal effect in the interpretation of this Agreement.

19.          Amendment.   No amendment or modification of the terms of this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by Executive and the Company.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CAPITAL GOLD CORPORATION

By:	/s/ Gifford Dieterle
Name: Gifford Dieterle
Title: Chairman of the Board of Directors

EXECUTIVE

/s/ John Brownlie
John Brownlie

[Signature Page to Employment Agreement]

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

ANNEX I

AGREEMENT REGARDING CHANGE IN CONTROL

THIS AGREEMENT (“Change in Control Agreement”) is made and entered into as of the January 19, 2010 (the “Effective Date”) by and between Capital Gold Corporation (the “Company”) and John Brownlie (the “Executive”).  Terms not expressly defined herein shall have the meaning set forth in the Employment Agreement, effective January 19, 2010 (“Employment Agreement”).

WITNESSETH THAT:

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous engagement of key management personnel, and the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, a change in control might occur and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their engagement without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company;

NOW, THEREFORE, to induce the Executive to remain engaged by the Company and in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED by and between the parties as follows:

1.	Agreement Term.

(a)           This Agreement shall terminate upon the date which the Employment Agreement terminates.

(b)           If the Employment Agreement is terminated during the Term, but following the occurrence of a Change in Control, (a) by the Company for any reason other than for Cause or for Disability; (b) by the Executive for Good Reason; or (c) by the Executive for any reason after thirty (30) days following a Change in Control, then Executive shall be entitled to such Compensation as set forth in Section 2 herein below.

The term “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s express written consent:

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(A) a significant adverse change in the nature, scope or status of the Executive’s position, authorities or services from those in effect immediately prior to the Change in Control, including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company;

(B) the failure by the Company to pay the Executive any portion of the Executive’s current compensation, or to pay the Executive any portion of any installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(C) a reduction in the Executive’s annual base compensation (or a material change in the frequency of payment) as in effect immediately prior to the Change in Control as the same may be increased from time to time;

(D)          the failure by the Company to award the Executive an annual bonus in any year which is at least equal to the annual bonus awarded to the Executive for the year immediately preceding the year of the Change in Control;

(E)           the failure by the Company to award the Executive equity-based incentive compensation (such as stock options, shares of restricted stock, or other equity-based compensation) on a periodic basis consistent with the Company’s practices with respect to timing, value and terms prior to the Change in Control;

(F)           the failure of the Company to award the Executive agreed upon incentive compensation of any nature based on attained milestones when such milestones are attained.

(G)	the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement as contemplated by Section 12.

For purposes of any determination regarding the existence of Good Reason, any good faith determination by the Executive that Good Reason exists shall be conclusive.

(c)           If the Employment Agreement is terminated as a result of a Potential Change in Control (as defined in Section 7 below) during the Term, other than for reasons of Disability or Cause, then Executive shall be entitled to such Compensation as set forth in Section 2 herein below; which shall be payable within 20 business days of such termination.

2.           Compensation.  If the Executive is entitled to Compensation pursuant to Section 1(b) above, Executive shall receive the following:

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(a)           Upon the earlier to occur of: (i) the Change in Control; or (ii) the termination of Executive’s employment, Executive shall receive a lump sum payment in cash equal to the sum of:

(i)        the greater of an amount equal to three (3) times Executive’s base salary in effect on the date: (i) of the Change in Control; or (ii) the date immediately prior to the date of termination; and

(ii)       an amount equal to three (3) times Executive’s bonus award and all other compensation for the calendar year immediately preceding the date of the Change in Control.

(b)           The amounts payable pursuant to this Section 2, shall be inclusive of the amounts, if any, to which Executive would otherwise be entitled to by law and shall be in addition to (and not inclusive of) any amounts payable under any written agreement(s) directly between Executive and the Company or any of its subsidiaries.

(c)           All unvested Company options shall immediately become vested, and any exercise must occur no later than twelve months after the date of termination.

(d)           The Company shall provide Executive with and, at the Executive’s option, directly pay for or reimburse the Executive for outplacement services and tax and financial counseling suitable to Executive’s position, from providers selected by Executive for services through the end of the second taxable year of Executive after the taxable year of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with the Company, or, if earlier, the date on which Executive becomes employed by another employer.  In the event Executive has paid for any such services, the Company shall reimburse Executive for such payments within three (3) days of submission to the Company of a copy of the provider’s invoice for services and evidence of payment.  Any request for reimbursement for such expenses shall be submitted no later than 30 days before the end of the third taxable from the date the separation from service occurred.

3.	Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in this Change in Control Agreement by seeking other engagement or otherwise.  The Company shall not be entitled to set off against the amounts payable to Executive under this Change in Control Agreement any amounts owed to the Company by Executive, any amounts earned by Executive in other engagements after Executive’s termination of the Employment Agreement, or any amounts which might have been earned by Executive in other engagements had the Executive sought such other engagements.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”
4.	Make-Whole Payments.

(a)           If any payment or benefit to which Executive (or any person on account of the Executive) is entitled, whether under this Change in Control Agreement or otherwise, in connection with a Change in Control or the Executive’s termination of employment (a “Payment”) constitutes a “parachute payment” within the meaning of section 280G of the Code, and as a result thereof the Executive is subject to a tax under section 4999 of the Code, or any successor thereto, (an “Excise Tax”), the Company shall pay to Executive an additional amount (the “Make-Whole Amount”) which is intended to make Executive whole for such Excise Tax.  The Make-Whole Amount shall be equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clauses (i) and (ii) and this clause (iii).

(b)           For purposes of determining the Make-Whole Amount, Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid.  The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

(c)           All calculations under this Section 4 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns.  Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or the Executive’s tax advisor to independently make the calculations described in subparagraph (b) above and the Company shall, at the Executive’s option, pay the Executive’s advisor directly or reimburse the Executive for reasonable fees and expenses incurred for any such verification.  Any payment or reimbursement shall be made within three (3) days of submission of the service provider’s invoice to the Company, and in the case of reimbursement, evidence of payment.  Executive shall submit a copy of the service provider’s invoice for such services to the Company within 60 days of its receipt by the Executive.

(d)           If the Executive gives written notice to the Company of any objection to the results of the Company’s calculations within 60 days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to independent tax counsel selected by the Company and reasonably acceptable to Executive (“Tax Counsel”).  The Company shall pay all fees and expenses of such Tax Counsel.  Pending such determination by Tax Counsel, the Company shall pay Executive the Make-Whole Amount as determined by it in good faith.  The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this Section 4 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under section 1274(d) of the Code) within ten (10) days after such determination.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(e)           The determination by Tax Counsel shall be conclusive and binding upon all Parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

(f)           If a Taxing Authority makes a claim against Executive which, if successful, would require the Company to make a payment under this Section 4, Executive agrees to contest the claim with counsel reasonably satisfactory to the Company, on request of the Company subject to the following conditions:

(i) Executive shall notify the Company of any such claim within ten (10) days of becoming aware thereof.  In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request Executive to contest the claim.  Executive shall not make any payment of any tax which is the subject of the claim before Executive has given the notice or during the 30 day period thereafter unless Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 4 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

(ii) If the Company so requests, Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for Executive to pay the tax shall be accompanied by an advance from the Company to Executive of funds sufficient to make the requested payment plus any amounts payable under this Section 4 determined as if such advance were an Excise Tax.  If directed by the Company in writing Executive will take all action necessary to compromise or settle the claim, but in no event will Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that Executive may take any such action if the Executive waives in writing the Executive’s right to a payment under this Section 4 for any amounts payable in connection with such claim.  Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim.  Upon request of the Company, Executive shall take appropriate appeals of any judgment or decision that would require the Company make a payment under this Section 4.  Provided that Executive is in compliance with the provisions this section, the Company shall be liable for and indemnify Executive against any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of, contesting the claim, and shall provide to Executive within 30 days after each written request therefor by Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by Executive as a result of contesting the claim.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(g)           Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to Executive in a manner consistent with this Section 4 with respect to any additional Excise Tax and any assessed interest, fines, or penalties.  If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by Executive on such excess which is not offset by the tax benefit attributable to the repayment.

5.	Change in Control.

(a)           For purpose of this Change in Control Agreement, (except as set forth in Section 5(b) of this Agreement and as otherwise consented or agreed to by Executive prior to such event) a “Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(i)           the date any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (c) below; or

(ii)           the date on which the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

(iii)           the date on which there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (x) a merger or consolidation (A) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof and (B) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)           the date on which the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(b) ***

(c) Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Agreement: “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

6.           Potential Change in Control.

(a)          A “Potential Change in Control” shall exist during any period in which the circumstances described in paragraphs (a), (b), (c) or (d), of this Section 6 exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

(i)           The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control described in this paragraph (i) shall cease to exist upon the expiration or other termination of all such agreements;

(ii)          Any Person (without regard to the exclusions set forth in subsections (i) through (iv) of such definition) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control described in this paragraph (ii) shall cease to exist upon the withdrawal of such intention, or upon a determination by the Board that there is no reasonable chance that such actions would be consummated;

(iii)         Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(iv)         The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control exists; provided that a Potential Change in Control described in this paragraph (d) shall cease to exist upon a determination by the Board that the reasons that gave rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

7.           Nonalienation. The interests of Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

8.           Amendment.  This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person.  So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

9.           Applicable Law.  The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any state.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

10.           Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

11.           Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

12.           Successor, assumption of contract. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  This Agreement is personal to Executive and may not be assigned by Executive without the written consent of the Company.  However, to the extent that rights or benefits under this Agreement otherwise survive Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to Executive’s will or the laws of descent and distribution; provided that Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits.

13.           Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below.  Such notices, demands, claims and other communications shall be deemed given:

(a)           in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)           in the case of certified or registered U.S. mail, five days after deposit in the U.S.  mail; or

(c)           in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.  Communications that are to be delivered by the U.S.  mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Capital Gold Corporation
76 Beaver Street
14th Floor
New York, NY 10005

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

with a copy (which shall not constitute notice) to:

           Chief Financial Officer
           Capital Gold Corporation
76 Beaver Street
14th Floor
New York, NY 10005

or to the Executive:

John Brownlie
6040 Puma Ridge
Littleton, Colorado 80124

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

14.           Legal and Enforcement Costs.  The provisions of this Section 14 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcing any and all rights under this Agreement or any other compensation plan maintained by the Company:

(a)           The Executive shall be entitled to recover from the Company reasonable attorneys’ fees, costs and expenses incurred in connection with such enforcement or defense.

(b)           Payments required under this Section 14 shall be made by the Company to the Executive (or directly to the Executive’s attorney) promptly following submission to the Company of appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses.

(c)           The Executive shall be entitled to select legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this Section 14 be reasonable.

(d)           The Executive’s rights to payments under this Section 14 shall not be affected by the final outcome of any dispute with the Company.

15.           Survival of Agreement.  Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s engagement with the Company.

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”

16.           Entire Agreement.  Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, between the parties relating to the subject matter hereof; provided, however, that nothing in this Change in Control Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the subsidiaries.

17.           Counterparts.  This Agreement may be executed in several counterparts each of which shall be deemed an original by when taken together shall constitute one and the same instrument, and each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be delivered by the Parties by facsimile or other electronic transmission.

18.           Interpretation.  This Agreement has been subject to negotiation by the Parties with the assistance of counsel and shall not be interpreted by or for either of them by reason of authorship.  All Paragraph headings used in this Agreement are for convenience of reference only and shall have no legal effect in the interpretation of this Agreement.

IN WITNESS THEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

/s/ John Brownlie
John Brownlie
CAPITAL GOLD CORPORATION

By:	Gifford A. Dieterle
Gifford A. Dieterle, President

[Signature Page to Agreement Regarding Change of Control]